CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 28, 2025, relating to the financial statements and financial highlights of Arrow ETF Trust comprising Arrow Dow Jones Global Yield ETF, which are included in Form N-CSR for the year ended January 31, 2025, and to the references to our firm under the headings “Fund Service Providers”, and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

May 28, 2025

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